AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of January 4, 2005 (the “Agreement), is made by and between National Superstars, Inc., a Nevada corporation (“National Superstars”), and MSO Holdings, Inc., a Delaware corporation (“Holdings”). National Superstars and Holdings are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

        A.     Holdings is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 50,000,000 shares, 35,000,000 of which are Common Stock, $0.001 par value per share, and 15,000,000 of which are Preferred Stock, $0.001 par value per share, all of which are designated Series A Convertible Preferred Stock with the rights, preferences and privileges set forth in the Holdings Certificate of Incorporation. As of the date hereof, 100 shares of Common Stock of Holdings were issued and outstanding, all of which were held by National Superstars, and no shares of Preferred Stock were issued and outstanding.

        B.     National Superstars is a corporation duly organized and existing under the laws of the State of Nevada and has an authorized capital of 100,000,000 shares of Common Stock, $.001. As of the date hereof, 59,980,000 shares of Common Stock of National Superstars were issued and outstanding.

        C.     The Board of Directors of National Superstars has determined that, for the purpose of effecting the reincorporation of National Superstars in the State of Delaware, it is advisable and in the best interests of National Superstars and its shareholders that National Superstars merge with and into Holdings upon the terms and conditions herein provided.

        D.     The respective Boards of Directors of Holdings and National Superstars have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders and shareholders and executed by the undersigned officers.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Holdings and National Superstars hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

MERGER

    1.    Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Nevada General Corporation Law, National Superstars shall be merged with and into Holdings (the “Merger”), the separate existence of National Superstars shall cease and Holdings shall survive the Merger and shall continue to be governed by the laws of the State of Delaware. Holdings shall be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of Surviving Corporation shall be MSO Holdings, Inc.

        a.    Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed: (i) this Agreement and the Merger shall have been adopted and approved by the stockholders of each Constituent Corporation in accordance with the requirements of the Delaware General Corporation Law and the Nevada General Corporation Law; (ii) all of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; (iii) an executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware; and (iv) an executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the Nevada General Corporation Law shall have been filed with the Secretary of State of the State of Nevada. The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”

        b.    Effect of Merger. Upon the Effective Date of the Merger, the separate existence of National Superstars shall cease and Holdings, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and National Superstars’ Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of National Superstars in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities and obligations of National Superstars as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of National Superstars in the same manner as if Holdings had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the Nevada General Corporation Law.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

    1.    Certificate of Incorporation. The Certificate of Incorporation of Holdings as in effect immediately prior to the Effective Date of the Merger, a copy of which is attached hereto as Exhibit A, shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

    2.    Bylaws. The Bylaws of Holdings as in effect immediately prior to the Effective Date of the Merger, a copy of which is attached hereto as Exhibit B, shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

    3.    Directors and Officers. The directors and officers of National Superstars immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

ARTICLE III

MANNER OF CONVERSION OF STOCK

    1.    National Superstars Common Stock. Upon the Effective Date of the Merger, each share of National Superstars Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for .005 shares of fully paid and non-assessable shares of common stock, $0.001 par value per share, of the Surviving Corporation, provided that no fractional shares shall be issued as a result of such conversion and exchange and each stock certificate representing common stock of National Superstars outstanding as of the effective time shall thereafter represent a number of shares of common stock of the Surviving Corporation equal to the number of shares of common stock of National Superstars represented by such certificate immediately prior to the effective time multiplied by .005, rounded up to the nearest one hundred shares.

    2.    Holdings Common Stock. Upon the Effective Date of the Merger, each share of Holdings Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Holdings, the holder of such shares or any other person, be cancelled and returned to the status of authorized but unissued shares.

    3.    Exchange of Certificates. After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of National Superstars Common Stock may, at such shareholder’s option, surrender the same for cancellation to , as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock into which the surrendered shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of National Superstars Common Stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation’s Common Stock into which such shares of National Superstars Common Stock were converted in the Merger. The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided above. Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of National Superstars so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation. If any certificate for shares of Holdings stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to Holdings or the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or established to the satisfaction of Holdings that such tax has been paid or is not payable.

ARTICLE IV

GENERAL

    1.    Covenants of Holdings. Holdings covenants and agrees that it will, on or before the Effective Date of the Merger: (a) file any and all documents with the State of Nevada necessary for the assumption by Holdings of all of the franchise tax liabilities of National Superstars; and (b) take such other actions as may be required by the Nevada General Corporation Law.

    2.    Further Assurances. From time to time, as and when required by Holdings or by its successors or assigns, there shall be executed and delivered on behalf of National Superstars such deeds and other instruments, and there shall be taken or caused to be taken by Holdings and National Superstars such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Holdings the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of National Superstars and otherwise to carry out the purposes of this Agreement, and the officers and directors of Holdings are fully authorized in the name and on behalf of National Superstars or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

    3.    Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either National Superstars or of Holdings, or of both, notwithstanding the approval of this Agreement by the shareholders of National Superstars or the sole stockholder of Holdings, or both.

    4.    Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of Delaware and Nevada, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (c) allow or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

    5.    Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 444 Park Forest Way, Wellington, Florida 33414.

    6.    Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the Nevada General Corporation Law.

    7.    Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in two counterparts, by facsimile, or both, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto executed this Agreement as of the day and year first written above.

NATIONAL SUPERSTARS, INC.
By: /s/ Peter Porath
Print Name: Peter Porath
Title: President
MSO HOLDINGS, INC.
By: /s/ Peter Porath
Print Name: Peter Porath
Title: President

EXHIBIT A

CERTIFICATE OF INCORPORATION

EXHIBIT B

BYLAWS